Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the use in this Registration Statement (No. 333-     ) on Form S-4 of Gray Television, Inc. of our report dated April 6, 2010, relating to our audits of the consolidated financial statements and internal control over financial reporting, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated April 6, 2010, relating to the financial statement schedules appearing elsewhere in this Registration Statement.
We also consent to the reference to our firm under the caption “Experts” in such Prospectus.
/s/ McGladrey & Pullen, LLP
Ft. Lauderdale, Florida
June 23, 2010